Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement of Actinium Pharmaceuticals, Inc. on Form S-8 of our report dated March 16, 2017 relating to the consolidated financial statements of Actinium Pharmaceuticals, Inc. as of December 31, 2016 and 2015 and for the years then ended.

/s/ GBH CPAs, PC

GBH CPAs, PC

www.gbhcpas.com

Houston, Texas

March 16, 2017